FUND REORGANIZATION

On January 23, 2004, Growth Portfolio ("Acquiring Fund"), acquired the assets and assumed the liabilities of Capital Growth Portfolio ("Acquired Fund"), in a tax-free reorganization in exchange for shares of the Acquiring Fund, pursuant to a plan of reorganization approved by the Acquired Fund's shareholders. The number and value of shares issued by the Acquiring Fund are presented in the Schedules of capital stock activity. Net assets and unrealized appreciation/(depreciation) as of the reorganization date were as follows:


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


                                                                                      ACQUIRED
                                                                  TOTAL NET             FUND
                                TOTAL NET        TOTAL NET        ASSETS OF          UNREALIZED
 ACQUIRING      ACQUIRED        ASSETS OF        ASSETS OF     ACQUIRING FUND       APPRECIATION/
   FUND           FUND        ACQUIRED FUND   ACQUIRING FUND  AFTER ACQUISITION    (DEPRECIATION)
   ----           ----            -----            -----            -----              -----
  Growth     Capital Growth    $20,633,731     $100,374,515      $121,008,246        $3,297,273

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